Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-138520) and Form S-8 (File No. 333-128159) of Dresser-Rand Group Inc. of our report dated March 7, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Dresser-Rand Group Inc. (Successor) and our report dated May 12, 2005, except as to the information contained in Note 26 for which the date is January 16, 2006, relating to the combined financial statements and financial statement schedule of Dresser-Rand Company (Predecessor), which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Houston, Texas
March 7, 2007